Amendment to Management Services Agreement

This Amendment is made and entered into by DRTATTOFF, LLC on the one hand and William Kirby and William Kirby, D.O., Inc., on the other hand, as of December 31, 2007 in Los Angeles County, California with reference to the following facts:

RECITALS

A. The Management Services Agreement was entered into with an effective date of December 20, 2005, by and between DRTATTOFF, LLC, a California limited liability company ("Manager") and William Kirby, D.O. an individual ("Physician").

B. The original Management Services Agreement provided for amendments to the Management Fee to adjust and reflect the intention of the parties and the original Management Fee set forth in the agreement was 45% of the Gross Revenues received.

C. The Management Fee set forth in the original Management Services Agreement was modified by an amendment on August 15, 2007 raising that management fee to 65% retroactively up to December 31, 2005 and 60% thereafter.

D. The parties contemplated that the agreement would be entered between William Kirby, D.O., Inc., a medical corporation owned entirely by Dr. William Kirby and DRTATTOFF, LLC and at all times during the existence of this agreement the patients have been seen by Dr. Kirby through his medical corporation William Kirby, D.O., Inc.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. The parties agree that William Kirby, D.O., Inc., a medical corporation is substituted into this agreement in the place of William Kirby, D.O. as the "Physician" and that this substitution replaces any and all obligations that may have existed with respect to William Kirby as an individual and is intended to constitutes a novation.

2. Section 4(a) of this agreement is amended to read as follows:

"a. Management Fee. Manager and Physician acknowledge and agree that Manager shall incur substantial time, costs and expense in performing the Services on behalf of Physician, and that such costs and expenses will vary over the term of this Agreement. Additionally, the parties acknowledge and agree that the level and intensity of the Services will increase as the volume of Physician's Practice increases. Manager and Physician acknowledge that the Fee, as such term is defined below, has resulted from arm's length negotiations between the parties and does not take into account the volume or value of referrals or business otherwise generated between the parties, and is consistent with fair market value for the Services, including the Office Equipment, Medical Equipment and Practice Site provided by Manager to Physician. Accordingly, as compensation in full for the performance of the Services hereunder, Physician shall pay Manager a fee (the "Management Fee") as follows:

(1) From the commencement date to December 31, 2005, sixty-five percent (65%) of Physician's Gross Revenues received during each calendar month.

(2) From January 1, 2006 to December 31, 2006, sixty percent (60%) of Physician's Gross Revenues received during each calendar month.

(3) From January 1, 2007 to December 31, 2007, fifty percent (50%) of Physician's Gross Revenues received during each calendar month.

(4) From January 1, 2008 to the termination of this agreement, sixty percent (60%) of Physician's Gross Revenues received during each calendar month.

As used herein, the term "Gross Revenues" shall be defined to mean all amounts received by Physician relating to any and all professional services and ancillary services related to tattoo removal, hair removal, and photofacial (but excluding other general, surgical and cosmetic dermatology services) rendered by Physician and the Licensed

Health Professionals to patients at the Practice Site, whether such revenues are received in cash from patients, private or prepaid insurance, other third party payors or any other source less any refunds provided and less any credit card fees imposed. If Physician or the Licensed Health Professionals directly receive any Gross Revenues, Physician shall immediately deliver any and all such Gross Revenues to Manager for deposit into the Operational Account.

3. Section 2(f) is amended to read as follows:

"f. Advertising and Marketing. Upon request by Physician, Manager shall assist Physician in arranging for third parties to provide advertising and marketing services (collectively, "Advertising Services") in connection with the tattoo removal services provided by Physician at the Practice Site. In assisting Physician, Manager is acting solely in its capacity as an administrator to Physician. At no time shall Manager hold itself out as providing, or actually provide, tattoo removal services on behalf of Physician. In engaging or employing personnel to provide Advertising Services, Physician shall ensure that all such Advertising Services conducted on behalf of Physician shall be performed in accordance with all applicable laws, regulations, rules and guidelines, including but not limited to those promulgated by the Osteopathic Medical Board of California. Physician shall directly pay the providers of such Advertising Services for the actual cost and expense of all Advertising Services performed on behalf of Physician. Manager shall ensure that the Advertising Services shall not exceed 15% of the Gross Revenues and if such expenses do exceed that amount, such costs shall be paid for by Manager from its Management Fee."

4. Each party to this Amendment has been given an opportunity to fully review and analyze this Amendment and further have had the opportunity to seek legal counsel and to have legal counsel review and analyze this Amendment. Each party has fully read and understands each provision of this contract and all parties understand their respective duties under this Agreement. Each party agreed to the use of the particular language of the provisions of this Amendment, and any questions of doubtful

interpretation will not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist as both parties agree to be considered the drafter of this Amendment. The parties agree and acknowledge that this amendment was entered into after an arms length negotiation between the parties.

5. Except for the changes provided herein, all of the provisions, terms and conditions of the Management Services Agreement shall remain the same and in full force and effect.

DRTATTOFF, LLC,
A California limited liability company

Dated: December 31, 2007 By: ______________________
James Morel, Manager

William Kirby, D.O., Inc.

Dated: December 31, 2007 By: ______________________
William Kirby, President and Secretary

Dated: December 31, 2007 By: ______________________
William Kirby, Individually